As filed with the Securities and Exchange Commission on October 5, 2018

Registration No. 333- _______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

PAVMED INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	47-1214177
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

One Grand Central Place, Suite 4600 New York, New York (212) 949-4319	Lishan Aklog, M.D. Chairman of the Board and Chief Executive Officer PAVmed Inc. One Grand Central Place, Suite 4600 New York, New York (212) 949-4319
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Office)	(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

David Alan Miller, Esq.

Jeffrey M. Gallant, Esq.

Graubard Miller

405 Lexington Avenue, 11th Floor

New York, New York 10174

Telephone: (212) 818-8800

Fax: (212) 818-8881

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [  ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [  ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [  ]

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act of 1933, check the following box. [  ]

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act of 1933, check the following box. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [X]
Emerging Growth Company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. [X]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price	Amount of registration fee
For resale:
Common Stock, Par Value $0.001 Per Share, Underlying Series W Warrants(3)	250,000	$1.27	$317,500.00	$38.48
Common Stock, Par Value $0.001 Per Share, Underlying Series Z Warrants(4)	4,036,216	$1.27	$5,125,994.32	$621.27
Common Stock, Par Value $0.001 Per Share, Underlying UPOs(5)	53,000	$0.325	$17,225.00	$2.09
Series Z Warrants, Underlying UPOs(5)	53,000	$1.27	$67,310.00	$8.16
Common Stock, Par Value. $0.011 Per Share, Underlying Series Z Warrants(5)	53,000	$1.27	$67,310.00	$8.16
Common Stock, Par Value $0.001 Per Share, Underlying Series Z Warrants(6)	2,739,190	$1.27	$3,478,771.30	$421.63
For issuance:
Common Stock, Par Value $0.001 Per Share, Underlying Series Z Warrants(7)	12,450	$1.60	$19,920.00	$2.41
Common Stock, Par Value $0.001 Per Share, Underlying Series W Warrants(3)	250,000	$5.00	$1,250,000.00	$151.50
Common Stock, Par Value $0.001 Per Share, Underlying Series Z Warrants(4)	4,036,216	$1.60	$6,457,945.60	$782.70
Common Stock, Par Value. $0.001 Per Share, Underlying Series Z Warrants(5)	53,000	$1.60	$84,800.00	$10.28
Common Stock, Par Value $0.001 Per Share, Underlying Series Z Warrants(6)	2,739,190	$1.60	$4,382,704.00	$531.18
Total				$2,577.86

(1)	In the event of a stock split, stock dividend or similar transaction involving our common stock, the number of securities registered shall automatically be adjusted to cover the additional securities pursuant to Rule 416 under the Securities Act of 1933, as amended.

(2)	In the case of the shares and warrants offered for resale, the proposed maximum offering price is estimated solely for the purpose of calculating the amount of the registration fee, based upon the average of the high and low prices of the common stock and Series Z Warrants, as reported by the Nasdaq Capital Market on October 3, 2018, in accordance with Rule 457(c) promulgated under the Securities Act of 1933, as amended. In the case of the shares offered for initial issuance, the proposed maximum offering price is the exercise price of the applicable warrant.

(3)	Represents 250,000 shares of common stock underlying Pre-IPO Series W Warrants (as defined in the prospectus which forms a part of this registration statement), registered for resale by the selling securityholders and for initial issuance to the extent the warrants are publicly transferred prior to their exercise, as described in the “Explanatory Note” below.

(4)	Represents 4,036,216 shares of common stock underlying Pre-IPO Series Z Warrants (as defined in the prospectus which forms a part of this registration statement), registered for resale by the selling securityholders and for initial issuance to the extent the warrants are publicly transferred prior to their exercise, as described in the “Explanatory Note” below.

(5)	Represents 53,000 shares of common stock and 53,000 UPO Series Z Warrants underlying the UPO (each as defined in the prospectus which forms a part of this registration statement) and the 53,000 shares of common stock underlying the UPO Series Z Warrants, registered for resale by the selling securityholders and, in the case of the shares underlying the UPO Series Z Warrants, for initial issuance to the extent the warrants are publicly transferred prior to their exercise, as described in the “Explanatory Note” below.

(6)	Represents 2,739,190 shares of common stock underlying Preferred Stock Financing Series Z Warrants (as defined in the prospectus which forms a part of this registration statement), registered for resale by the selling securityholders and for initial issuance to the extent the warrants are publicly transferred prior to their exercise, as described in the “Explanatory Note” below.

(7)	Represents 12,450 shares of common stock underlying Pre-IPO Series Z Warrants that were publicly transferred, registered for initial issuance, as described in the “Explanatory Note” below.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Pursuant to Rule 429 under the Securities Act, the prospectus (the “Prospectus”) included in this registration statement on Form S-3 (the “Registration Statement”) is a combined prospectus relating to this Registration Statement and to the registration statement on Form S-1 (No. 333-214288), previously filed by PAVmed, Inc. on October 28, 2016, and declared effective on February 3, 2017; the registration statement on Form S-1 (No. 333-216963), previously filed by PAVmed, Inc. on March 27, 2017, and declared effective on June 23, 2017; the registration statement on Form S-3 (File No. 333-221406), previously filed by PAVmed, Inc. on November 8, 2017, and declared effective on January 8, 2018; and the registration statement on Form S-1 (No. 333-222234), previously filed by PAVmed, Inc. on December 21, 2017, and declared effective on January 8, 2018 (each, an “Initial Registration Statement,” and together, the “Initial Registration Statements”).

●	The Initial Registration Statement No. 333-214288 covered the initial issuance of 1,020,000 shares of common stock issuable upon exercise of the IPO Series W Warrants (as defined in the Prospectus). Of such warrants, 46,795 have been exercised and 849,163 subsequently were exchanged for 424,581 IPO Series Z Warrants (as defined in the Prospectus), with 124,042 IPO Series W Warrants remaining outstanding. Pursuant to Rule 429 under the Securities Act, this Registration Statement constitutes a post-effective amendment to such Initial Registration Statement in order to, among other things, update such Initial Registration Statement to reflect the aforementioned exercises and exchange and terminate the offering with respect to the 424,582 shares that used to underlie the IPO Series W Warrants but that do not underlie the IPO Series Z Warrants for which the Series W Warrants were exchanged. This Registration Statement combines the aforementioned securities with an additional 12,450 shares underlying Pre-IPO Series Z Warrants (as defined in the Prospectus) that were publicly transferred prior to the date hereof. Accordingly, this Prospectus covers the initial issuance of 437,031 shares underlying the IPO Series Z Warrants and 124,042 shares underlying the remaining IPO Series W Warrants.

●	The Initial Registration Statements Nos. 333-214288 and 333-221406 covered the resale by the selling securityholders of 1,212,965 shares of common stock underlying our Pre-IPO Series W Warrants (as defined in the Prospectus), and the initial issuance of such shares to the extent the selling securityholders publicly transferred the Pre-IPO Series W Warrants prior to their exercise. Of such warrants, 1,205,189 subsequently were exchanged for 602,602 Pre-IPO Series Z Warrants (as defined in the Prospectus), with 7,776 Pre-IPO Series W Warrants remaining outstanding. Pursuant to Rule 429 under the Securities Act, this Registration Statement constitutes a post-effective amendment to such Initial Registration Statements in order to, among other things, update such Initial Registration Statements to reflect the aforementioned exchange and terminate the offering with respect to the 602,587 shares that used to underlie the Pre-IPO Series W Warrants but that do not underlie the Pre-IPO Series Z Warrants for which they were exchanged. This Registration Statement combines the aforementioned securities with an additional 4,036,216 shares underlying additional Pre-IPO Series Z Warrants and an additional 250,000 shares underlying additional Pre-IPO Series W Warrants (for resale and initial issuance as described in the next sentence), all of which shares are registered hereby. Accordingly, this Prospectus covers the resale of 4,638,818 shares underlying Pre-IPO Series Z Warrants and 257,776 shares underlying Pre-IPO Series W Warrants by the selling securityholders named in the Prospectus, and the initial issuance of such shares to the extent the selling securityholders publicly transfer the warrants prior to their exercise.

●	This Registration Statement also combines the securities from the Initial Registration Statements with an additional 53,000 shares of common stock and 53,000 UPO Series Z Warrants (as defined in the Prospectus) issuable upon exercise of the UPOs (as defined in the Prospectus) and an additional 53,000 shares issuable upon exercise of the such Series Z Warrants, all of which securities are registered hereby for the resale by the selling securityholders named in the Prospectus and, in the case of the 53,000 shares of common stock underlying the UPO Series Z Warrants, for initial issuance to the extent the UPO Series Z Warrants are publicly transferred prior to their exercise.

●	The Initial Registration Statement No. 333-221406 covered the resale by the selling securityholders of 2,660,000 shares of common stock underlying our Series S Warrants (as defined in the Prospectus). Of such warrants, 1,338,257 have been exercised for cash (resulting in the issuance of 1,338,257 shares) and 122,360 have been exercised on a cashless basis (resulting in the issuance of 122,080 shares), with 1,199,383 Series S Warrants remaining outstanding. Pursuant to Rule 429 under the Securities Act, this Registration Statement constitutes a post-effective amendment to such Initial Registration Statement, in order to, among other things, update the Initial Registration Statements to reflect the exercise of the Series S Warrants and terminate the offering with respect to the 280 shares that are no longer subject to issuance as a result of the cashless exercises. Accordingly, this Prospectus covers the resale by the selling securityholders named in the Prospectus of 2,659,720 shares underlying the Series S Warrants

●	The Initial Registration Statements Nos. 333-216963 and 333-222234 covered (i) the resale by the selling securityholders of (A) 1,388,608 shares of common stock underlying our Series A Preferred Stock (as defined in the Prospectus), (B) 1,691,352 shares of common stock underlying our Series A Warrants (as defined in the Prospectus) (and/or our Series X Redeemable Warrants for which such Series A Warrants could be exchanged), and (C) up to 1,691,352 Series X Redeemable Warrants that could be issued upon exchange of the Series A Warrants, as well as the initial issuance of up to 1,691,352 shares underlying the Series X Redeemable Warrants to the extent the selling securityholders publicly transferred such warrants prior to their exercise, and (ii) the resale by the selling securityholders of (A) 1,210,808 shares of common stock underlying our Series A-1 Preferred Stock (as defined in the Prospectus), (B) 1,399,185 shares of common stock underlying our Series A-1 Warrants (as defined in the Prospectus) (and/or our Series X-1 Redeemable Warrants or Series W Warrants for which such Series A-1 Warrants could be exchanged), and (C) up to 1,119,352 Series X-1 Redeemable Warrants or 1,399,185 Series W Warrants that could be issued upon exchange of the Series A-1 Warrants, as well as the initial issuance of up to 1,399,185 shares underlying the Series X-1 Redeemable Warrants or Series W Warrants to the extent the selling securityholders publicly transferred such warrants prior to their exercise. Of the shares of Series A Preferred Stock and Series A-1 Preferred Stock, 18,334 shares of Series A Preferred Stock were converted into 22,093 shares of common stock and the remaining shares of Series A Preferred Stock and Series A-1 Preferred Stock ultimately were exchanged for shares of our Series B Preferred Stock convertible into 975,568 shares of common stock. All of the Series A Warrants and Series A-1 Warrants were exchanged for 2,739,190 Preferred Stock Financing Series Z Warrants (as defined in the Prospectus). Pursuant to Rule 429 under the Securities Act, this Registration Statement constitutes a post-effective amendment to the Initial Registration Statements (Nos. 333-216963 and 333-222234) in order to, among other things, update the Initial Registration Statements to reflect the aforementioned conversions and exchange and terminate the offering with respect to (x) all of the 2,599,416 shares underlying the Series A Preferred Stock and Series A-1 Preferred Stock, as the shares underlying the Series B Preferred Stock issued in exchange for the Series A Preferred Stock and Series A-1 Preferred Stock are now freely tradable under Rule 144, (y) 291,347 shares that used to underlie Series A Warrants and Series A-1 Warrants but that do not underlie the Preferred Stock Financing Series Z Warrants for which they were exchanged, and (z) all of the Series X Warrants, Series X-1 Warrants and Series W Warrants previously issuable upon exchange of the Series A Warrants and Series A-1 Warrants (and the initial issuance of the shares underlying such warrants). This Registration Statement also registers the 2,739,190 shares underlying Preferred Stock Financing Series Z Warrants for initial issuance as described in the next sentence. Accordingly, the Prospectus covers the resale of 2,739,190 shares underlying Preferred Stock Financing Series Z Warrants by the selling securityholders named in the Prospectus, and the initial issuance of such shares to the extent the selling securityholders publicly transfer the warrants prior to their exercise

The post-effective amendments pursuant to Rule 429 shall hereafter become effective concurrently with the effectiveness of this Registration Statement in accordance with Section 8(c) of the Securities Act.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated October 5, 2018

Preliminary Prospectus

PAVMED INC.

10,401,504 SHARES OF COMMON STOCK (For Resale)

53,000 SERIES Z WARRANTS (For Resale)

8,249,857 SHARES OF COMMON STOCK (For Issuance)

This prospectus covers up to 10,401,504 shares of our common stock and 53,000 Series Z Warrants (as defined below) that may be offered for resale or otherwise disposed of by the selling securityholders set forth under the caption “Selling Securityholders” beginning on page 15 of this prospectus, including their pledgees, assignees or successors-in-interest. This prospectus also covers the initial issuance of 8,249,857 shares of our common stock, including 561,073 shares of common stock underlying publicly held warrants and 7,688,784 shares of common stock underlying privately held warrants, in the latter case solely to the extent that the warrants are publicly transferred prior to their exercise.

We will not receive any proceeds from the sale or other disposition of the securities by the selling securityholders. However, we will receive up to approximately $13,481,987 in gross proceeds upon the cash exercise of the options and warrants covering certain of the securities offered for resale, and we will receive up to approximately $1,319,460 in gross proceeds upon the cash exercise of the publicly held warrants. We will use any such proceeds for working capital.

Our common stock and Series Z Warrants are listed for trading on the NASDAQ Capital Market under the symbols “PAVM” and “PAVMZ,” respectively. On October 3, 2018, the last reported sale prices of our common stock and Series Z Warrants were $1.29 and $0.3682, respectively.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on Page 9 in this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is _______, 2018

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 (the “Registration Statement”) that we have filed with the Securities and Exchange Commission (the “SEC”). It is important for you to read and consider all of the information contained in or incorporated by reference into this prospectus and any applicable prospectus supplement before making any decision whether to invest in our common stock. This prospectus incorporates by reference important business and financial information about us that is not included in or delivered with this document, as described in “Where You Can Find More Information” beginning on page 24 in this prospectus. You should also read and consider the additional information contained in the documents that we have incorporated into this prospectus by reference.

You should rely only on the information contained in or incorporated by reference into this prospectus or any applicable prospectus supplement. We have not authorized anyone to give or provide any information different from the information that is contained in or incorporated by reference into this prospectus or any accompanying prospectus supplement and, if given, such information must not be relied upon as having been made or authorized by us. The information contained in this prospectus is accurate only as of the date on the front of this prospectus and information appearing in any applicable prospectus supplement is accurate only as of the date of the applicable prospectus supplement. Additionally, any information we have incorporated by reference in this prospectus or any applicable prospectus supplement is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

This prospectus or any accompanying prospectus supplement does not constitute an offer or solicitation by anyone in any state in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

Unless otherwise indicated or unless the context otherwise requires, all references in this prospectus to the “Company” and to “we,” “us,” and “our” mean PAVmed Inc. and its subsidiaries and “Lucid Diagnostics” means Lucid Diagnostics Inc., a majority-owned subsidiary of ours.

TRADEMARKS

We have proprietary rights to trademarks used in this prospectus, including PAVmed™, Lucid Diagnostics™, Caldus™, CarpX™, DisappEAR™, EsoCheck™, NextCath™, NextFlo™, PortIO™ and “Innovating at the Speed of Life”™. Solely for our convenience, trademarks and trade names referred to in this prospectus may appear without the “®” or “™” symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent possible under applicable law, our rights or the rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies. Each trademark, trade name, or service mark of any other company appearing in this prospectus is the property of its respective holder.

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PROSPECTUS SUMMARY

Company Summary

We are a highly-differentiated multi-product medical device company organized to advance a broad pipeline of innovative medical technologies we believe address unmet clinical needs and possess attractive market opportunities to commercialization. Our goal is to enhance and accelerate value creation by employing a business model focused on capital efficiency and speed to market. Since our inception on June 26, 2014, our activities have focused on advancing the lead products in our pipeline towards regulatory approval and commercialization, while protecting our intellectual property, and strengthening our corporate infrastructure and management team. As resources permit, we will continue to explore internal and external innovations that fulfill our project selection criteria without limiting ourselves to any target specialty or condition.

The following is a brief overview of the products currently in our pipeline, including our lead products of CarpX™, PortIO™, and DisappEAR™ together with our recent addition, EsoCheck™. These products are all in various phases of development and have not yet received regulatory approval. Among other things:

●	We have filed final nonprovisional patent applications for PortIO™ and CarpX™ and entered into a licensing agreement with a group of academic centers securing the worldwide rights in perpetuity to a family of patents and patent applications underlying our DisappEAR™ product.

●	On May 12, 2018, Lucid Diagnostics, Inc., a majority-owned subsidiary of the Company, entered into a worldwide license agreement with Case Western Reserve University for the intellectual property rights to the “EsoCheck™ Technology”, for the detection of Barrett’s Esophagus, the primary precursor to esophageal cancer, as further discussed herein below.

●	We have advanced, in partnership with our design and contract manufacturing partners, our CarpX™ product from concept to working prototypes, completed successful benchtop and cadaver testing confirming the device consistently cuts the transverse carpal ligament, as well as commercial design and development, and performed pre-submission verification and validation testing. On November 27, 2017 we filed a 510(k) premarket notification submission with the Federal Food and Drug Administration (“FDA”) for CarpX™ using a commercially available carpel tunnel release device as a predicate. On August 22, 2018, we were notified by the lead FDA branch reviewing the submission that it had not reached a consensus with the consulting FDA branch within the review period allotted under the FDA’s rules and regulations. Accordingly, the lead branch recommended to us that we take the appropriate steps to extend the review process through a resubmission, which we subsequently completed. We have engaged FDA counsel to assist with the resubmission process and any appeals. In addition, we are preparing to submit for CE Mark clearance in Europe and have been approved for a first-in-man clinical series outside of the United States. We recently, hired a Chief Commercial Officer to further develop and implement our commercialization strategy in the United States and commercialization partnerships worldwide.

●	As noted above, in May 2018, our majority-owned subsidiary, Lucid Diagnostics Inc. entered into a licensed agreement with Case Western Reserve University (“CWRU”) for the worldwide rights to the EsoCheck™ technology (the “EsoCheck™ License Agreement”). The EsoCheck™ technology is comprised of a cell sample collection device (the “EsoCheck™ Cell Sample Collection Device”) and highly accurate proprietary DNA biomarkers (the “EsoCheck™ DNA Biomarkers”) that are used to detect “Barrett’s Esophagus,” the primary precursor to esophageal cancer. The incidence of esophageal adenocarcinoma (“EAC”), the most common cancer of the esophagus, the pipe through which food passes to the stomach, has quadrupled over the past 30 years. Its prognosis, however, remains dismal, with less than 20% of patients surviving five years.

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In a five-minute office-based test, the patient swallows the EsoCheck™ Cell Sample Collection Device, a vitamin-sized silicone-covered capsule containing a small inflatable balloon attached to a thin catheter, which swabs the target area for cell collection as the catheter is withdrawn. The collected cell sample is then tested against a panel of the proprietary EsoCheck™ DNA Biomarkers recently shown to be highly accurate in detecting Barrett’s Esophagus.

The primary cause of EAC cancer is Gastroesophageal Reflux Disease (“GERD”), commonly known as chronic heartburn or acid reflux. GERD, where stomach acid refluxes into the esophagus, affects 20-40% of Western adult populations, according to published epidemiological data. The repeated exposure of the esophagus to acid can lead to pre-cancerous changes in its lining, called Barrett’s Esophagus. Nearly all patients diagnosed with EAC cancer have evidence of previously undetected Barrett’s Esophagus. If detected before EAC cancer develops, Barrett’s Esophagus can be successfully treated, usually with non-surgical approaches. Heartburn symptoms, commonly seen in patients with acid reflux with or without Barrett’s, can easily be treated by over-the counter medications, while endoscopy, the standard diagnostic test, is expensive, invasive and requires sedation. As a result, wide screening for Barrett’s is not practical or cost-effective. We are pursuing the development of the EsoCheck™ technology to provide the estimated 50 million at-risk patients a non-invasive, less costly test to detect Barrett’s to treat it before it turns deadly.

The proprietary EsoCheck™ DNA Biomarkers was developed by the laboratory of the EsoCheck™ technology co-inventor Sanford D. Markowitz, MD, PhD, the Ingalls Professor of Cancer Genetics medical oncologist at University Hospitals Seidman Cancer Center, NCI Outstanding Investigator Awardee, and head of the NIH-Case GI Cancers Program of Research Excellence and GI cancer genetics program at the Case Comprehensive Cancer Center. In an article published in the periodical Science Translational Medicine clinical data showed DNA methylation of the VIM and CCNA1 genes is diagnostic of Barrett’s Esophagus and the EsoCheck™ technology, which combines the proprietary EsoCheck™ Cell Sample Collection Device with these biomarkers, was over 90% accurate at identifying patients without Barrett’s Esophagus. Another of the EsoCheck™ technology’s three physician co-inventors, Dr. Joseph E. Willis, MD, professor of pathology and pathology vice-chair for clinical affairs, at University Hospitals Cleveland Medical Center, is leading an ongoing NIH-supported effort to create a CLIA-certified VIM/CCNA1 DNA methylation test suitable for commercialization.

Our initial goal is a U.S. launch of the first commercial EsoCheck™ technology-based product early next year. We have begun building EsoCheck™ Cell Sample Collection Devices for verification and validation testing with FDA 510(k) submission targeted for the end of this year. We are also working closely with the reference laboratory performing the EsoCheck™ DNA Biomarker test to complete the CLIA certification and clinical validation testing steps required to achieve a designation of the EsoCheck™ technology as a commercial Laboratory Developed Test, a process which is on target for early next year. The ongoing multicenter National Institutes of Health-funded clinical study, which seeks to establish the definitive clinical evidence for widespread EsoCheck™ technology screening of Barrett’s Esophagus, has expanded to eight enrolling centers. Through our majority-owned subsidiary Lucid Diagnostics, we are working closely with the investigators to provide all necessary support to accelerate enrollment and ensure the data is of the highest quality for future regulatory submission.

●	We have advanced, in partnership with our design and contract manufacturing partners, our PortIO™ product from concept to working prototypes, benchtop, animal, and cadaver testing, commercial design and development, verification and validation testing, and an initial submission to the FDA for 510(k) market clearance for use in patients requiring 24-hour emergency type vascular access. After further discussion with the FDA, we have decided to pursue a broader clearance for use in patients with a need for vascular access up to seven days under section 513(f)2 of the Federal Food, Drug and Cosmetic Act, also referred to as de novo classification. We have filed a de novo pre-submission package with the FDA, which was followed by an in-person meeting on January 9, 2018 to discuss the risk assessment and proposed mitigation for the de novo application. Based on FDA recommendations, we will initiate a seven-day animal study, having successfully completed a pilot animal study which showed excellent function of the device over the seven-day implant period and on explant. In anticipation of having to follow-up the animal study with a human clinical safety trial, we have accelerated our strategic partnership efforts to include the pre-clearance phase.

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●	We have advanced, in partnership with our design and contract manufacturing partners and our academic partners at Tufts University and Harvard Medical School, our DisappEAR™ product. Our efforts have focused on sourcing commercially ready aqueous silk and optimizing manufacturing processes consistent with the necessary cost of goods for the commercial product. Preparations are underway to begin an animal study to assess resorption rates of DisappEAR™, our resorbable, antimicrobial pediatric ear tube, which we are now able to machine from solid silk rods.

●	We have advanced the design and development of the NextFlo™ device, including a redesign which dramatically simplifies the product, lowers the projected cost of goods and expands its application to routine inpatient infusion sets. We have completed benchtop testing of a working prototype demonstrating constant flows across the range of pressures encountered in clinical situations. We have recently elevated NextFlo to lead product status having established proof of concept and we are proceeding with design work to ensure a cost-effective device with the potential to drive down health care costs. We believe this technology will permit hospitals to return to gravity-driven infusions and eliminate expensive and troublesome electronic pumps for most of the over 1 million hospital infusions performed in the U.S. each day.

●	Although we have focused the majority of our resources on our lead products, we have additional products in our pipeline which are currently in different stages of development. We have completed initial design work on the first product in the NextCath™ product line, completed head-to-head testing of retention forces, comparing our working prototype to several competing products, which has validated our approach and advanced the commercial design and development process focusing on optimizing the self-anchoring helical portion as well as cost of materials and manufacturing processes.

●	We are evaluating which initial applications for our Caldus™ disposable tissue ablation technology to pursue from a clinical and commercial point-of-view and will reinitiate development activity on this product once resources are available.

●	We remain actively engaged with our full-service regulatory consulting partner who is working closely with our contract design, engineering and manufacturing partners as our products advance towards regulatory submission, clearance, and commercialization.

●	We are evaluating a number of product opportunities and intellectual property covering a spectrum of clinical conditions, which have been presented to us by clinician innovators and academic medical centers, for consideration of a partnership to develop and commercialize these products; we are also exploring opportunities to partner with larger medical device companies to commercialize our lead products as they move towards regulatory clearance and commercialization.

●	We are exploring other opportunities to grow our business and enhance shareholder value through the acquisition of pre-commercial or commercial stage products and /or companies with potential strategic corporate and commercial synergies consistent with our growth strategy.

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We were incorporated on June 26, 2014 in the State of Delaware under the name PAXmed Inc. In April 2015, we changed our name to PAVmed Inc. Our business address is One Grand Central Place, Suite 4600, New York, New York 10165, and our telephone number is (212) 949-4319. Our corporate website is www.pavmed.com. The information contained on, or that can be assessed through, our website is not incorporated by reference into this prospectus and you should not consider information on our website to be part of this prospectus or in deciding whether to purchase our securities.

Background of the Offering

Pre-IPO and IPO Transactions

Immediately prior to our initial public offering (“IPO”), we had 12,250,000 shares of our common stock and 9,560,296 warrants to purchase shares of our common stock outstanding, all of which had been issued in private placements. On April 28, 2016, we consummated our initial public offering of 1,060,000 units, each unit consisting of one share of common stock and one warrant. The units were sold at an offering price of $5.00 per unit, generating gross proceeds of $5.3 million, and net cash proceeds of $4.2 million, after deducting cash selling agent discounts and commissions and offering expenses. Upon consummation of our IPO, the warrants outstanding immediately prior to the IPO automatically converted into warrants identical to those issued in our IPO. In this prospectus, we refer to the warrants issued in private placements prior to our IPO and to those issued in our IPO as the “IPO Series W Warrants” and the “Pre-IPO Series W Warrants,” respectively, and together as the “Series W Warrants.” The Series W Warrants have an exercise price of $5.00 per share (subject to adjustment for stock splits, stock dividends and similar events), are currently exercisable and expire on January 29, 2022.

On April 5, 2018, we completed an exchange offer, pursuant to which we offered to all holders of the Series W Warrants the opportunity to exchange each Series W Warrant they held for 0.5 Series Z warrants to purchase common stock (the “Series Z Warrants”). Pursuant to the exchange offer, 10,151,682 Series W Warrants, including 849,163 IPO Series W Warrants and 9,302,519 Pre-IPO Series W Warrants, were validly tendered and not withdrawn. We accepted for exchange all the securities so tendered and issued approximately 5,075,849 Series Z Warrants in exchange for such Series W Warrants, including 424,581 Series Z Warrants (the “IPO Series Z Warrants”) in exchange for the IPO Series W Warrants and 4,651,268 Series Z Warrants (the “Pre-IPO Series Z Warrants”) in exchange for Pre-IPO Series W Warrants. The Series Z Warrants have an exercise price of $1.60 per share (subject to adjustment for stock splits, stock dividends and similar events), are currently exercisable and expire on April 30, 2024. After the exchange, 124,042 IPO Series W Warrants and 257,776 Pre-IPO Series W Warrants remained outstanding.

In addition, as of the date of this prospectus, 86,795 IPO Series W Warrants had been exercised and 12,450 Pre-IPO Series Z Warrants had been publicly transferred in accordance with the exemption from registration provided by Section 4(a)(1) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 144 thereunder.

As a result, this prospectus covers the resale of 257,776 shares of common stock underlying Pre-IPO Series W Warrants and 4,638,818 shares of common stock underlying Pre-IPO Series Z Warrants, as well as the initial issuance of such shares to the extent such warrants are publicly transferred prior to their exercise. This prospectus also covers the initial issuance of 124,042 shares of common stock underlying the IPO Series W Warrants, 424,581 shares of common stock underlying the IPO Series Z Warrants and 12,450 shares of common stock underlying the Pre-IPO Series Z Warrants that have been publicly transferred.

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UPOs

On April 28, 2016, in connection with the closing of our IPO, we issued 53,000 unit purchase options to the selling agents in our IPO. The unit purchase options entitled the holders thereof to purchase 53,000 units, each unit consisting of one share of our common stock and one Series W Warrant, for an exercise price of $5.50 per unit. On August 22, 2018, we entered into an exchange agreement pursuant to which the outstanding unit purchase options were exchanged for a like number of new unit purchase options (the “UPOs”). The new UPOs entitle the holders thereof to purchase 53,000 units, each unit consisting of one share of our common stock and one Series Z Warrant (the “UPO Series Z Warrants”), for an exercise price of $5.50 per unit. The UPOs also may be exercised, in whole or in part, on a cashless basis.

This prospectus covers the resale of 53,000 shares of common stock issuable upon exercise of the UPOs, 53,000 UPO Series Z Warrants and 53,000 shares of common stock underlying the UPO Series Z Warrants, as well as the initial issuance of the shares underlying the UPO Series Z Warrants to the extent such warrants are publicly transferred prior to their exercise.

Preferred Stock Financing

On January 26, 2017, January 31, 2017 and March 8, 2017, we sold 422,838 shares of Series A Convertible Preferred Stock (the “Series A Preferred Stock”) and 422,838 Series A warrants to purchase common stock (the “Series A Warrants”) in a private placement. The Series A Preferred Stock and Series A Warrants were sold in units consisting of one share and one warrant, at a purchase price of $6.00 per unit.

On August 4, 2017, we sold 125,000 shares of Series A-1 Convertible Preferred Stock (the “Series A-1 Preferred Stock”) and 125,000 Series A-1 warrants to purchase common stock (the “Series A-1 Warrants”) in a private placement. The Series A-1 Preferred Stock and Series A-1 Warrants were sold in units consisting of one share and one warrant, at a purchase price of $4.00 per unit.

On November 17, 2017, we completed a private exchange offer, pursuant to which we offered to all the holders of our Series A Preferred Stock and Series A Warrants the opportunity to exchange each share of Series A Preferred Stock for 1.5 shares of Series A-1 Preferred Stock and each Series A Warrant for one Series A-1 Warrant. 154,837 shares of the Series A Preferred Stock and 154,837 Series A Warrants were validly tendered and not withdrawn. We accepted for exchange all of the securities so tendered and issued an aggregate of 232,259 shares of Series A-1 Preferred Stock and 154,837 Series A-1 Warrants. In addition, in November and December of 2017, 18,334 shares of Series A Preferred Stock were converted into 22,093 shares of our commons stock in accordance with their terms.

On March 15, 2018, we completed another private exchange offer, pursuant to which we offered (i) to all holders of our Series A Preferred Stock and Series A Warrants, the opportunity to exchange each share of Series A Preferred Stock for two shares of Series B Convertible Preferred Stock (the “Series B Preferred Stock”) and each Series A Warrant for five Series Z Warrants; and (ii) to all holders of our Series A-1 Preferred Stock and Series A-1 Warrants, the opportunity to exchange each share of Series A-1 Preferred Stock exchanged for 1.33 shares of Series B Preferred Stock and each Series A-1 Warrant for five Series Z Warrants. All of the Series A Preferred Stock and Series A Warrants and all of the Series A-1 Preferred Stock and Series A-1 Warrants were validly tendered and not withdrawn. We accepted for exchange all of the securities so tendered and issued an aggregate of 975,568 shares of Series B Preferred Stock and an aggregate of 2,739,190 Series Z Warrants (the “Preferred Stock Financing Series Z Warrants”). The Series B Preferred Stock has a stated value of $3.00 per share, a conversion price of $3.00 per share (subject to adjustment for stock splits, stock dividends and similar events) and is currently convertible at the holder’s election.

As of the date of this prospectus, 33,325 of shares of Series B Preferred Stock have been converted into 33,325 shares of our common stock. In addition, 106,045 shares of Series B Preferred Stock have been issued as payment-in-kind dividends. All of the shares of common stock issued or issuable upon conversion of the outstanding Series B Preferred Stock (including all payment-in-kind dividends) may be resold without volume or manner of sale restrictions in accordance with the exemption from registration provided by Section 4(a)(1) of the Securities Act and Rule 144 thereunder.

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As a result, this prospectus covers the resale of 2,739,190 shares underlying Preferred Stock Financing Series Z Warrants, as well as the initial issuance of such shares to the extent such warrants are publicly transferred prior to their exercise.

Scopia Debt Financing

On June 30, 2017, we entered into a Note and Securities Purchase Agreement (the “NSPA”) with Scopia Holdings, LLC (“Scopia”). Effective July 3, 2017, we consummated the sale of securities pursuant to the NSPA, upon (i) the issuance by us of a 15.0% senior secured promissory note with a principal amount of $5,000,000 (the “Promissory Note”) to Scopia; (ii) the issuance by us of an aggregate of Series S warrants to purchase 2,660,000 shares of our common stock (the “Series S Warrants”) to Scopia and its designees; and (iii) the delivery by Scopia to us of $4.8 million in cash, representing the principal amount of the Promissory Note net of Scopia’s costs.

The Series S Warrants have an exercise price of $0.01 per share (subject to adjustment for stock splits, stock dividends and similar events), are currently exercisable and expire on June 30, 2032. The Series S Warrants may also be exercised, in whole or in part, on a cashless basis. Any outstanding Series S Warrants on the expiration date shall be automatically exercised via cashless exercise.

As of the date of this prospectus, the Series S Warrants have been exercised for cash as to 1,338,257 shares and on a cashless basis as to 122,360 shares, resulting in the issuance of 1,460,337 shares of our common stock. Series S Warrants to purchase 1,199,383 shares of our common stock remain outstanding.

As a result, this prospectus covers the resale of the 1,460,337 shares of common stock issued upon exercise of the Series S Warrants and 1,199,383 shares underlying the remaining unexercised Series S Warrants.

The Offering

Common stock to be offered by the selling securityholders	10,401,504 shares of common stock

Series Z Warrants to be offered by the selling securityholders	53,000 Series Z Warrants

Common stock to be offered by us	8,249,857 shares of common stock

Common stock outstanding after the offering	36,045,219 shares of common stock(1)

Series Z Warrants outstanding after the offering	16,868,039 Series Z Warrants(2)

Use of proceeds	We will not receive any of the proceeds from the sale or other disposition of the securities by the selling securityholders. However, we will receive up to approximately $13,481,987 in gross proceeds upon the cash exercise of the UPOs, Series S Warrants, Series W Warrants and Series Z Warrants covering certain of the securities offered for resale, and we will receive up to approximately $1,319,460 in gross proceeds upon the cash exercise of the publicly held Series W Warrants and Series Z Warrants. We will use any such proceeds for working capital. See “Use of Proceeds” beginning on page 11 of this prospectus.

Nasdaq Capital Market symbols	PAVM (common stock) PAVMZ (Series Z Warrants)

Risk Factors	See “Risk Factors” beginning on page 9 of this prospectus and the other information included in or incorporated by reference into this prospectus for a discussion of the factors you should consider before making an investment decision.

(1)	Based on 26,542,979 shares of common stock outstanding as of October 3, 2018. Assumes the exercise for cash of all the options and warrants covering the shares offered for resale or initial issuance hereby. Excludes the following: (1) 1,048,288 shares of common stock underlying our Series B Convertible Preferred Stock, (2) 9,000,000 shares of common stock underlying our Series Z Warrants that are not covered by this registration statement, and (3) 3,277,140 shares of common stock underlying our outstanding stock options.
(2)	Based on 16,815,039 Series Z Warrants outstanding as of October 3, 2018. Assumes the exercise for cash of all the options covering the Series Z Warrants offered for resale hereby.

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NOTE ON FORWARD-LOOKING STATEMENTS

The statements contained in this prospectus and in the documents incorporated by reference in this prospectus that are not purely historical are forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding expectations, hopes, beliefs, intentions or strategies regarding the future, such as:

●	our expectations regarding our existing capital resources will be sufficient to enable us to successfully meet the capital requirements for all of our current and future products;

●	our estimates regarding expenses, future revenue, capital requirements and needs for additional financing; and

●	expectations regarding the time during which we will be an Emerging Growth Company under the JOBS Act.

In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “believes,” “continues,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this prospectus and in the documents incorporated by reference in this prospectus are based on current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors incorporated by reference or described in “Risk Factors,” as well as the following:

●	our limited operating history;

●	our ability to generate revenue;

●	the ability of our products to achieve regulatory approval and market acceptance;

●	our success in retaining or recruiting, or changes required in, our officers, key employees or directors;

●	our ability to obtain additional financing when and if needed;

●	our ability to protect our intellectual property rights;

●	our ability to complete strategic acquisitions;

●	our ability to manage growth and integrate acquired operations;

●	the liquidity and trading of our securities; and

●	regulatory or operational risks.

Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

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RISK FACTORS

Any investment in our securities involves a high degree of risk. Potential investors are urged to read and consider the risks and uncertainties relating to an investment in our company set forth below and those set forth in or incorporated by reference into this prospectus, including those set forth in our most recent annual report on Form 10-K and those set forth in our quarterly reports on Form 10-Q for the fiscal quarters commencing after the end of the fiscal year covered by such annual report. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business and results of operations. If any of these risks actually occur, our business, financial condition or results of operations could be seriously harmed. In that event, the market price for our common stock could decline and you may lose all or part of your investment.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

We will have broad discretion in the application of the balance of the proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. If we fail to apply these funds effectively it could result in financial losses that could have a material adverse effect on our business, cause the price of our common stock to decline and delay the commercialization of any products we may develop. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

Only a limited market exists for our common stock and Series Z Warrants, which could lead to price volatility.

Our common stock and Series Z Warrants trade on the Nasdaq Capital Market. However, trading volumes for our common stock and Series Z Warrants have been low from time to time. The limited trading market for our common stock and Series Z Warrants may cause fluctuations in the market value of our common stock and Series Z Warrants to be exaggerated, leading to price volatility in excess of that which would occur in a more active trading market for our common stock and Series Z Warrants.

Sales of substantial amounts of our common stock by the selling securityholders, or the perception that these sales could occur, could adversely affect the price of our common stock.

The sale by the selling securityholders of a significant number of shares of common stock could have a material adverse effect on the market price of our common stock. In addition, the perception in the public markets that the selling securityholders may sell all or a portion of their shares as a result of the registration of such shares pursuant to the Registration Statement could also in and of itself have a material adverse effect on the market price of our common stock.

The exercise of the UPOs, Series S Warrants, Series W Warrants and Series Z Warrants described herein will dilute our equity, and there may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock.

The exercise prices of the UPOs, Series S Warrants, Series W Warrants and Series Z Warrants are $5.00 per unit, $0.01 per share, $5.00 per share and $1.60 per share, respectively. Such warrants likely will be exercised only at a time when it is economically beneficially for the holder to do so. Accordingly, the exercise of these options and warrants by the selling securityholders likely will dilute our other equity holders. In addition, we may issue additional shares of common stock and/or other securities that are convertible into or exchangeable for, or that represent the right to receive, shares of common stock. The market price of our shares could decline as a result of sales of our common stock or such other securities, or the perception that such sales could occur.

Holders of our Series Z Warrants will have no rights as a common stockholder until such holders exercise their Series Z Warrants and acquire our common stock.

Until holders of Series Z Warrants acquire shares of our common stock upon exercise of the Series Z Warrants, holders of Series Z Warrants will have no rights with respect to the shares of our common stock underlying such Series Z Warrants. Upon exercise of the Series Z Warrants, the holders thereof will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

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The market price of our common stock may never exceed the exercise price of the Series Z Warrants issued in connection with this offering.

The Series Z Warrants being issued in connection with this offering become exercisable when issued and will expire on April 30, 2024, or earlier upon certain redemption provisions. The market price of our common stock may never exceed the exercise price of the Series Z Warrants prior to their date of expiration. Any Series Z Warrants not exercised by their date of expiration will expire worthless and we will be under no further obligation to the warrant holder.

An investor will only be able to exercise a Series Z Warrant if the issuance of shares of common stock upon such exercise has been registered or qualified or is deemed exempt under the securities laws of the state of residence of the holder of the warrants.

No Series Z Warrants will be exercisable for cash and we will not be obligated to issue shares of common stock unless the shares of common stock issuable upon such exercise has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Our common stock is currently listed on Nasdaq, which provides an exemption from registration in every state. However, we cannot assure you that our common stock will remain so listed. If the shares of common stock issuable upon exercise of the Series Z Warrants are not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, the Series Z Warrans may be deprived of any value, the market for the warrants may be limited and they may expire worthless if they cannot be sold.

We may amend the terms of the Series Z Warrants in a way that may be adverse to holders with the approval by the holders of a majority of the then outstanding Series Z Warrants.

Our Series Z Warrants are issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the Series Z Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision. The warrant agreement requires the approval by the holders of a majority of the then outstanding Series Z Warrants (including those held by our affiliates, which presently account for 18% of the outstanding Series Z Warrants) in order to make any change that adversely affects the interests of the registered holders.

We may redeem the Series Z Warrants at a time that is not beneficial to investors.

We may call our Series Z Warrants, other than those held by our founders, certain members of management and their respective affiliates, for redemption at any time after the redemption criteria described elsewhere in this prospectus have been satisfied. If we call such warrants for redemption, holders may be forced to accept a nominal redemption price or sell or exercise the Series Z Warrants when they may not wish to do so.

Our ability to require holders of our Series Z Warrants to exercise such warrants on a cashless basis will cause holders to receive fewer shares of common stock upon their exercise of the Series Z Warrants than they would have received had they been able to exercise their warrants for cash.

If we call our Series Z Warrants for redemption after the redemption criteria described elsewhere in this prospectus have been satisfied, we will have the option to require any holder that wishes to exercise its warrant (including any warrants held by our initial stockholders or their permitted transferees) to do so on a “cashless basis.” If we choose to require holders to exercise their Series Z Warrants on a cashless basis, the number of shares of common stock received by a holder upon exercise will be fewer than it would have been had such holder exercised his warrant for cash. This will have the effect of reducing the potential “upside” of the holder’s investment in our company.

Since the Series Z Warrants are executory contracts, they may have no value in a bankruptcy or reorganization proceeding.

In the event a bankruptcy or reorganization proceeding is commenced by or against us, a bankruptcy court may hold that any unexercised Series Z Warrants are executory contracts that are subject to rejection by us with the approval of the bankruptcy court. As a result, holders of the Series Z Warrants may, even if we have sufficient funds, not be entitled to receive any consideration for their Series Z Warrants or may receive an amount less than they would be entitled to if they had exercised their Series Z Warrants prior to the commencement of any such bankruptcy or reorganization proceeding.

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USE OF PROCEEDS

Certain of the shares sold under this prospectus will be sold or otherwise disposed of for the account of the selling securityholders, or their pledgees, assignees or successors-in-interest. We will not receive any of the proceeds from the sale or other disposition of the shares by the selling securityholders. However, we will receive up to approximately $13,481,987 in gross proceeds upon the cash exercise of the UPOs, Series S Warrants, Series W Warrants and Series Z Warrants covering certain of the shares offered for resale, and we will receive up to approximately $1,319,460 in gross proceeds upon the cash exercise of the publicly held Series W Warrants and Series Z Warrants. We will use any such proceeds for working capital.

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DESCRIPTION OF SECURITIES

Capital Stock

We are authorized to issue 75,000,000 shares of common stock, par value $0.001, and 20,000,000 shares of preferred stock, par value $0.001. As of October 3, 2018, we had outstanding:

●	26,542,979 shares of our common stock.

●	1,048,288 shares of Series B Convertible Preferred Stock, each with a stated value of $3.00 and convertible at the holder’s option into shares of common stock at a price of $3.00 per share, subject to adjustment.

●	381,818 Series W Warrants, each entitling the holder to purchase one share of common stock at $5.00 per share, subject to adjustment, and expiring on January 29, 2022.

●	16,815,039 Series Z Warrants, each entitling the holder to purchase one share of common stock at $1.60 per share, subject to adjustment, and expiring on April 30, 2024.

●	1,199,383 Series S Warrants, each entitling the holder to purchase one share of common stock at an exercise price of $0.01 per share, subject to adjustment, and expiring on June 30, 2032.

●	53,000 UPOs, each entitling the holder to purchase one unit, comprised of one share of common stock and one Series Z Warrant, at an exercise price of $5.00 per unit, subject to adjustment, and expiring on January 29, 2021.

●	Stock options entitling the holders thereof to purchase 3,277,140 shares of common stock at a weighted average exercise price of $3.72 per share.

Holders of common stock are entitled to one vote per share on matters on which our stockholders vote. There are no cumulative voting rights. Subject to any preferential dividend rights of any outstanding shares of preferred stock, holders of common stock are entitled to receive dividends, if declared by our board of directors, out of funds that we may legally use to pay dividends. If we liquidate or dissolve, holders of common stock are entitled to share ratably in our assets once our debts and any liquidation preference owed to any then-outstanding preferred stockholders are paid. Our certificate of incorporation does not provide the common stock with any redemption, conversion or preemptive rights. All shares of common stock that are outstanding as of the date of this Prospectus will be fully-paid and non-assessable.

Our certificate of incorporation authorizes the issuance of blank check preferred stock. Accordingly, our board of directors is empowered, without stockholder approval, to issue shares of preferred stock with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of shares of our common stock. In addition, shares of preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of us.

As of the date of this prospectus, we have authorized one series of preferred stock, the Series B Convertible Preferred Stock. The Series B Preferred Stock has no voting rights. It provides for dividends at a rate of 8% per annum on the stated value of the Series B Preferred Stock, with such dividends compounded quarterly, accumulate, and are payable in arrears upon being declared by our Board of Directors. The Series B Preferred Stock dividends from April 1, 2018 through October 1, 2021 are payable-in-kind in additional shares of Series B Preferred Stock. The dividends may be settled after October 1, 2021, at the option of the Company, through any combination of the issuance of additional Series B Preferred Stock, shares of common stock, and /or cash payment.

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Series Z Warrants

We have 16,815,039 Series Z Warrants outstanding. A Series Z Warrant may be exercised for one share of common stock at an exercise price of $1.60 per share, with such exercise price not subject to further adjustment, except for the effect of stock dividends, stock splits or similar events affecting the common stock, and will expire after the close of business on April 30, 2024. The Series Z Warrants are immediately exercisable.

Commencing on May 1, 2019, we may redeem the outstanding Series Z Warrants, at our option, in whole or in part, at a price of $0.01 per Series Z Warrant at any time while the Series Z Warrants are exercisable, upon a minimum of 30 days’ prior written notice of redemption, if, and only if, the volume weighted average closing price of the common stock equals or exceeds $9.00 (subject to adjustment) for any 20 out of 30 consecutive trading days ending three business days before we issue our notice of redemption, and provided the average daily trading volume in the common stock during such 30-day period is at least 20,000 shares per day; and if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying such Series Z Warrants. Under the terms of the warrant agreement governing the Series Z Warrants, all modifications or amendments to the Series Z Warrants (other than amendments for the purpose of curing or correcting ambiguities and/or defective provisions), including any amendment to increase the warrant price or shorten the exercise period of the Series Z Warrants, shall require the written consent or vote of the registered holders of at least two-thirds of the then outstanding Series Z Warrants (including any Series Z Warrants held by our officers and directors or their respective affiliates). Notwithstanding the foregoing, pursuant to the terms of the warrant agreement governing the Series Z Warrants, we may lower the warrant price or extend the duration of the exercise period without the consent of the registered holders.

Under the terms of the warrant agreement governing the Series Z Warrants, we have agreed to use our best efforts to cause a registration statement covering the shares of common stock underlying the Series Z Warrants to continue to be effective until the expiration of the Series Z Warrants in accordance with the terms of the warrant agreement.

Anti-Takeover Provisions

Provisions of the Delaware General Corporation Law (the “DGCL”) and our certificate of incorporation and bylaws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and takeover bids that our board of directors may consider inadequate and to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in improved terms for our stockholders.

Delaware Anti-Takeover Statute. We are subject to Section 203 of the DGCL, an anti-takeover statute. In general, Section 203 of the DGCL prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time the person became an interested stockholder, unless the business combination or the acquisition of shares that resulted in a stockholder becoming an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status did own) 15% or more of a corporation’s voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

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Amendments to Our Certificate of Incorporation. Under the DGCL, the affirmative vote of a majority of the outstanding shares entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote thereon is required to amend a corporation’s certificate of incorporation. Under the DGCL, the holders of the outstanding shares of a class of our capital stock shall be entitled to vote as a class upon a proposed amendment, whether or not entitled to vote thereon by the certificate of incorporation, if the amendment would:

●	increase or decrease the aggregate number of authorized shares of such class;

●	increase or decrease the par value of the shares of such class; or

●	alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely.

If any proposed amendment would alter or change the powers, preferences or special rights of one or more series of any class of our capital stock so as to affect them adversely, but shall not so affect the entire class, then only the shares of the series so affected by the amendment shall be considered a separate class for the purposes of this provision.

Classified Board. Our board of directors is divided into three classes. The number of directors in each class is as nearly equal as possible. Directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. The existence of a classified board may extend the time required to make any change in control of the board when compared to a corporation with an unclassified board. It may take two annual meetings for our stockholders to effect a change in control of the board, because in general less than a majority of the members of the board will be elected at a given annual meeting. Because our board is classified and our certificate of incorporation does not otherwise provide, under Delaware law, our directors may only be removed for cause.

Vacancies in the Board of Directors. Our certificate of incorporation and bylaws provide that, subject to limitations, any vacancy occurring in our board of directors for any reason may be filled by a majority of the remaining members of our board of directors then in office, even if such majority is less than a quorum. Each director elected to fill a vacancy resulting from the death, resignation or removal of a director shall hold office until the expiration of the term of the director whose death, resignation or removal created the vacancy.

Special Meetings of Stockholders. Under our bylaws, special meetings of stockholders may be called by the directors, or the president or the chairman, and shall be called by the secretary at the request in writing of stockholders owning a majority in amount of the entire capital stock of the corporation issued and outstanding and entitled to vote.

No Cumulative Voting. The DGCL provides that stockholders are denied the right to cumulate votes in the election of directors unless our certificate of incorporation provides otherwise. Our certificate of incorporation does not provide for cumulative voting.

Dividends

We have not paid any cash dividends on our shares of common stock to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition and will be within the discretion of our board of directors. It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board of directors does not anticipate declaring any dividends in the foreseeable future.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock and Series Z Warrants is Continental Stock Transfer & Trust Company.

Listing of our Securities

Our common stock, Series W Warrants, and Series Z Warrants are traded on the Nasdaq Capital Market under the symbols “PAVM”, “PAVMW” and “PAVMZ,” respectively.

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SELLING SECURITYHOLDERS

The selling securityholders, or their pledgees, assignees or successors-in-interest, are offering for resale, from time to time, up to an aggregate of 10,401,504 shares of our common stock and 53,000 Series Z Warrants. As more fully described in “Prospectus Summary – Background of the Offering,” such shares consist of:

●	257,776 shares of common stock underlying Pre-IPO Series W Warrants and 4,638,818 shares of common stock underlying the Pre-IPO Series Z Warrants.

●	53,000 shares of common stock and 53,000 UPO Series Z Warrants issuable upon exercise of the UPOs and 53,000 shares of common stock underlying the UPO Series Z Warrants;

●	2,739,190 shares of common stock underlying the Preferred Stock Financing Series Z Warrants; and

●	1,460,337 shares of common stock issued and 1,199,383 shares of common stock issuable upon exercise of the Series S Warrants.

Because the Series S Warrants, the UPOs and, in certain circumstances, the Series Z Warrants permit cashless exercise, the number of shares that ultimately will be issuable upon any exercise thereof (and, in the case of the UPO, of the underlying UPO Series Z Warrants) may be less than the number of shares being offered by this prospectus. The selling securityholders may sell all, some or none of their shares in this offering. The selling securityholders also may sell, transfer or otherwise dispose of some or all their shares in transactions exempt from, or not subject to the registration requirements of, the Securities Act. See “Plan of Distribution.”

The tables below have been prepared based solely on information supplied to us by the selling securityholders, or included in statements on Schedule 13D or 13G or other public documents filed by the selling securityholders with the SEC, and assumes the sale of all the shares offered hereby. Other than as described in the footnotes below, none of the selling securityholders have, within the past three years, had any position, office or other material relationship with us or any of our predecessors or affiliates other than as a holder of our securities, or are broker-dealers or affiliates of a broker-dealer. Information concerning the selling securityholders may change from time to time and, if necessary and required, we will amend or supplement this prospectus accordingly.

Beneficial ownership is determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” and generally includes shares over which the selling securityholder has voting or dispositive power, including any shares that the selling securityholder has the right to acquire within 60 days of October 3, 2018. The percentages of ownership before the offering are calculated based on 26,542,979 shares outstanding as of October 3, 2018. The percentages of ownership after the offering assume the exercise of all the UPOs, Series S Warrants, Series W Warrants and Series Z Warrants the underlying shares of which are offered for resale hereby, and the sale by each selling securityholder of all of the shares offered for resale hereby.

15

Pre-IPO Selling Securityholders

	Beneficial Ownership Before	Shares	Beneficial Ownership
	Offering	Offered	After Offering
Selling Securityholder	Shares	Hereby	Shares	Percent

Lishan Aklog, M.D.(1)	1,307,098	350,588	956,510	2.7%
Jeffrey P. Bergholtz(2)	418,089	139,363	278,726	*
Paul Christie IRA(3)	175,597	41,809	133,788	*
Graubard Miller(4)	48,777	48,777	0	*
Matthew J. Glennon(5)	209,045	69,682	139,363	*
Ira S. Greenspan(6)	1,227,729	775,828	451,901	1.3%
Robert M. Greenspan(7)	24,388	3,484	20,904	*
HCFP Inc.(8)	508,492	448,492	60,000	*
HCFP LLC(9)	250,000	250,000	0	*
Neil Kaufman(10)	22,872	6,968	15,904	*
Peter M. Kendall(11)	196,545	57,182	139,363	*
Josh Lamstein(12)	131,589	81,589	50,000	*
Lawrence M. Levinson(13)	290,760	87,629	203,131	*
Pavilion Venture Partners, LLC(1)	6,528,855	2,072,285	4,456,570	12.6%
Richard J. Salute(14)	680,318	226,773	453,545	1.3%
Richard X. Seet(15)	83,618	27,873	55,745	*
Chris P. Vieira(16)	452,930	34,841	418,089	1.2%
James P. Ward(17)	418,089	139,363	278,726	*
Ella Damiano(18)	19,902	3,501	16,401	*
Michael Damiano(18)	19,902	3,501	16,401	*
Lawrence Howard(19)	11,540	1,347	10,193	*
Londonderry Capital LLC(20)	13,847	1,616	12,231	*
Sheryl Masella(21)	4,616	808	3,808	*
Amy Newmark(18)	19,902	3,501	16,401	*
Rosemary Rouhana(18)	19,902	3,501	16,401	*
Timothy Rouhana(18)	19,902	3,501	16,401	*
William J. Rouhana, Jr. (18)	19,902	3,501	16,401	*
Alan Salzbank(22)	4,616	539	4,077	*
Lauren Smith(23)	47,410	22,154	25,256	*
Stewart and Sons LLC(24)	45,002	5,251	39,751	*
Mark J. Wishner(19)	11,540	1,347	10,193	*

*	Less than 1%.

(1)	Dr. Aklog is our Chairman of the Board and Chief Executive Officer. Dr. Aklog’s beneficial ownership includes (i) 618,413 shares held by Dr. Akog, 2,303 shares held by his daughter, 2,280 shares held by his son and 20,000 shares held by HCFP/AG LLC, an entity co-controlled by Dr. Aklog, (ii) 363,313 shares underlying Series Z Warrants (including 350,888 offered hereby) held by Dr. Aklog, 1,018 shares underlying Series Z Warrants held by his daughter, 980 shares underlying Series Z Warrants held by his son, and 10,000 shares underlying Series Z Warrants held by HCFP/AG LLC, and (iii) 288,791 shares underlying employee stock options held by Dr. Aklog, which excludes 185,043 shares underlying employee stock options that are not exercisable and will not become exercisable within 60 days. Pavilion Venture Partners LLC is controlled by Lishan Aklog, M.D., our Chairman of the Board and Chief Executive Officer, as manager. Accordingly, Dr. Aklog may be deemed to beneficially own the shares of common stock and warrants held by such entity. Pavilion Venture Partners, LLC’s beneficial ownership includes 4,456,570 shares and 2,078,285 shares underlying Series Z Warrants held by it.

(2)	Mr. Bergholtz’s beneficial ownership includes 278,726 shares and 139,363 shares underlying Series Z Warrants (all of which are offered hereby).

(3)	Paul Christie may be deemed to have beneficial ownership of the shares of common stock held by the Paul Christie IRA. The Paul Christie IRA’s beneficial ownership includes 133,788 shares and 41,809 shares underlying Series Z Warrants (all of which are offered hereby).

(4)	Graubard Miller is our outside general counsel. David Alan Miller, Managing Partner of Graubard Miller, exercises voting and dispositive power over securities held by such entity. Graubard Miller’s beneficial ownership includes 48,777 shares underlying Series Z Warrants (all of which are offered hereby).

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(5)	Mr. Glennon’s beneficial ownership includes 139,363 shares and 69,682 shares underlying Series Z Warrants (all of which are offered hereby).

(6)	Mr. Ira Greenspan is a former member of our board of directors. Mr. Ira Greenspan’s beneficial ownership includes (i) 421,691 shares and 776,038 shares underlying Series Z Warrants (including 775,828 of which are offered hereby) held by Mr. Ira Greenspan and (ii) 20,000 shares and 10,000 shares underlying Series Z Warrants held by HCFP/AG LLC, an entity co-controlled by Mr. Ira Greenspan.

(7)	Mr. Robert Greenspan is Mr. Ira Greenspan’s son. Mr. Robert Greenspan’s beneficial ownership includes 20,904 shares and 3,484 shares underlying Series Z Warrants (all of which are offered hereby).

(8)	HCFP Inc.’s beneficial ownership includes 60,000 shares and 448,492 shares underlying Series Z Warrants (all of which are offered hereby).

(9)	HCFP LLC’s beneficial ownership includes 250,000 shares underlying Series W Warrants (all of which are offered hereby).

(10)	Mr. Kaufman’s beneficial ownership includes 15,904 shares and 6,968 shares underlying Series W Warrants (all of which are offered hereby).

(11)	Mr. Kendall is affiliated with MKM Partners, a broker-dealer. Mr. Kendall’s beneficial ownership includes 139,363 shares and 57,182 shares underlying Series Z Warrants (all of which are offered hereby).

(12)	Mr. Lamstein is a former member of our board of directors. Mr. Lamstein’s beneficial ownership includes 50,000 shares and 81,589 shares underlying Series Z Warrants (all of which are offered hereby).

(13)	Mr. Levinson’s beneficial ownership includes 203,131 shares and 87,629 shares underlying Series Z Warrants (all of which are offered hereby).

(14)	Mr. Salute’s beneficial ownership includes 453,545 shares and 226,773 shares underlying Series Z Warrants (all of which are offered hereby).

(15)	Mr. Seet’s beneficial ownership includes 55,745 shares and 27,873 shares underlying Series Z Warrants (all of which are offered hereby).

(16)	Mr. Vieira’s beneficial ownership includes 418,089 shares and 34,841 shares underlying Series Z Warrants (all of which are offered hereby).

(17)	Mr. Ward’s beneficial ownership includes 278,726 shares and 139,363 shares underlying Series Z Warrants (all of which are offered hereby).

(18)	Each of Ms. Damino, Mr. Damiano, Ms. Newmark, Ms. Rouhana, Mr. Timothy Rouhana and Mr. William Rouhana’s beneficial ownership includes 10,051 shares and 9,851 shares underlying Series Z Warrants (3,501 of which are offered hereby).

(19)	Mr. Wishner is a partner of Greenberg Traurig LLP, counsel to the company. Each of Ms. Howard and Mr. Wishner’s beneficial ownership includes 7,693 shares and 3,847 shares underlying Series Z Warrants (1,347 of which are offered hereby).

(20)	Londonderry Capital LLC’s beneficial ownership includes 9,231 shares and 4,616 shares underlying Series Z Warrants (1,616 of which are offered hereby).

(21)	Ms. Masella’s beneficial ownership includes 2,308 shares and 2,308 shares underlying Series W Warrants (808 of which are offered hereby).

(22)	Mr. Salzbank’s beneficial ownership includes 3,077 shares and 1,539 shares underlying Series Z Warrants (539 of which are offered hereby).

(23)	Ms. Smith’s beneficial ownership includes 12,308 shares, 26,154 shares underlying Series Z Warrants (22,154 of which are offered hereby) and 8,948 shares underlying Series B Preferred Stock.

(24)	Stewart and Sons LLC’s beneficial ownership includes 30,001 shares and 15,001 shares underlying Series Z Warrants (5,251 of which are offered hereby).

17

UPO Selling Securityholders

	Shares				Warrants
Selling	Beneficial Ownership Before	Shares Offered	Beneficial Ownership After Offering		Beneficial Ownership Before	Offered	Beneficial Ownership After Offering
Securityholder(1)	Offering	Hereby	Shares	Percent	Offering	Hereby	Number	Percent
Jamil Aboumeri	12,366	12,366	0	*	6,183	6,183	0	*
The Benchmark Company	31,800	31,800	0	*	15,900	15,900	0	*
Hilary Bergman	1,230	1,230	0	*	615	615	0	*
John Borer	12,366	12,366	0	*	6,183	6,183	0	*
Braden Carlsson	12,368	12,368	0	*	6,184	6,184	0	*
Ksenia Kolesnikov	1,766	1,766	0	*	883	883	0	*
Seth Moskowitz	15,334	15,334	0	*	7,667	7,667	0	*
Steven Shaffer	14,000	14,000	0	*	7,000	7,000	0	*
Robert Shapiro	4,770	4,770	0	*	2,385	2,385	0	*

*	Less than 1%.

(1)	Each of the selling securityholders is a broker-dealer or an affiliate of a broker-dealer. The shares beneficially owned by each selling securityholder consist entirely of an equal amount of shares underlying UPOs and shares issuable upon exercise of the Series Z Warrants underlying UPOs. The Series Z Warrants beneficially owned by each selling securityholder consist entirely of Series Z Warrants underlying UPOs.

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Preferred Stock Financing Selling Securityholders

	Beneficial Ownership Before	Shares	Beneficial Ownership
	Offering	Offered	After Offering
Selling Securityholder	Shares	Hereby	Shares	Percent
David Adams, M.D.(1)	130,607	93,750	36,857	*
Eric Bland(2)	123,023	85,000	38,023	*
Stephen W. Boyce(3)	120,343	83,335	37,008	*
John Campeau, Jr.(4)	180,509	125,000	55,509	*
Dubreville Family Trust dtd 7/1/97(5)	506,732	350,000	156,732	*
Paige R. Dubreville(6)	50,674	35,000	15,674	*
Preston M. Dubreville(6)	50,674	35,000	15,674	*
Daniel Engelman(7)	120,343	83,335	37,008	*
Bradley Foster, M.D.(8)	120,343	83,335	37,008	*
Marc W. Gerdish(9)	681,670	83,335	598,335	1.7%
Stephen Greenberg(10)	60,175	41,670	18,505	*
Edward S. Gutman(11)	28,883	20,000	8,883	*
Allen D. Hamdan(12)	60,175	41,670	18,505	*
C. Geoffrey Hampson(13)	30,089	20,835	9,254	*
HJJD Associates, L.P.(14)	80,406	62,500	17,906	*
LaGrossa Family Trust dtd 1/29/08(15)	180,977	125,000	55,977	*
Elisabeth Levin(16)	201,011	156,250	44,761	*
Lincoln Park Capital Fund, LLC(17)	353,248	125,000	228,248	*
Jacqueline Lindenbaum(18)	50,000	50,000	0	*
Arthur L. Loeb(19)	160,809	125,000	35,809	*
Krishna Nathan(20)	60,157	41,665	18,492	*
David Richer(21)	18,052	12,500	5,552	*
Mark A. Romney(22)	138,674	83,335	55,339	*
Rooney & Associates Communications LLC Pension Plan(23)	120,654	83,335	37,319	*
S&S Borgardt Family Trust utd 8/22/07(24)	65,153	45,000	20,153	*
Doron Hay Saar(25)	361,952	250,000	111,952	*
Stephen Sadove(26)	677,795	83,335	594,460	1.7%
William Schreier(27)	18,052	12,500	5,552	*
Stephen L. Schwartz(28)	28,948	20,000	8,948	*
The Ronald Shear Revocable Trust(29)	108,549	75,000	33,549	*
Paul Spence(30)	57,513	41,670	15,843	*
Justin Steele(31)	120,320	83,335	36,985	*
Trust U/W Carl M. Loeb FBO Jean L. Troubh(32)	80,406	62,500	17,906	*

*	Less than 1%.

(1)	Dr. Adams’ beneficial ownership includes 10,000 shares, 26,857 shares underlying Series B Preferred Stock and 93,750 shares underlying Series Z Warrants (all of which are offered hereby).

(2)	Mr. Bland’s beneficial ownership includes 38,023 shares underlying Series B Preferred Stock and 85,000 shares underlying Series Z Warrants (all of which are offered hereby).

(3)	Mr. Boyce’s beneficial ownership includes 37,008 shares underlying Series B Preferred Stock and 83,335 shares underlying Series Z Warrants (all of which are offered hereby).

(4)	Mr. Campeau’s beneficial ownership includes 55,509 shares underlying Series B Preferred Stock and 125,000 shares underlying Series Z Warrants (all of which are offered hereby).

(5)	The Dubreville Family Trust’s beneficial ownership includes 156,732 shares underlying Series B Preferred Stock and 350,000 shares underlying Series Z Warrants (all of which are offered hereby).

(6)	Each of Ms. Dubreville and Mr. Dubreville’s beneficial ownership includes 15,674 shares underlying Series B Preferred Stock and 35,000 shares underlying Series Z Warrants (all of which are offered hereby).

(7)	Mr. Engelman’s beneficial ownership includes 37,008 shares underlying Series B Preferred Stock and 83,335 shares underlying Series Z Warrants (all of which are offered hereby).

(8)	Dr. Foster’s beneficial ownership includes 37,008 shares underlying Series B Preferred Stock and 83,335 shares underlying Series Z Warrants (all of which are offered hereby).

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(9)	Mr. Gerdish’s beneficial ownership includes 561,302 shares, 37,008 shares underlying Series B Preferred Stock and 83,360 shares underlying Series Z Warrants (83,335 of which are offered hereby).

(10)	Mr. Greenberg’s beneficial ownership includes 18,505 shares underlying Series B Preferred Stock and 41,670 shares underlying Series Z Warrants (all of which are offered hereby).

(11)	Mr. Gutman’s beneficial ownership includes 8,883 shares underlying Series B Preferred Stock and 20,000 shares underlying Series Z Warrants (all of which are offered hereby).

(12)	Mr. Hamdan’s beneficial ownership includes 18,505 shares underlying Series B Preferred Stock and 41,670 shares underlying Series Z Warrants (all of which are offered hereby).

(13)	Mr. Hampson’s beneficial ownership includes 9,254 shares underlying Series B Preferred Stock and 20,835 shares underlying Series Z Warrants (all of which are offered hereby).

(14)	HJJD Associates, L.P.’s beneficial ownership includes 17,906 shares underlying Series B Preferred Stock and 62,500 shares underlying Series Z Warrants (all of which are offered hereby).

(15)	LaGrossa Family Trust’s beneficial ownership includes 55,977 shares underlying Series B Preferred Stock and 125,000 shares underlying Series Z Warrants (all of which are offered hereby).

(16)	Ms. Levin’s beneficial ownership includes 44,761 shares underlying Series B Preferred Stock and 156,250 shares underlying Series Z Warrants (all of which are offered hereby).

(17)	Lincoln Park Capital Fund, LLC’s beneficial ownership includes 2,484 shares underlying Series B Preferred Stock and 350,764 shares underlying Series Z Warrants (125,000 of which are offered hereby).

(18)	Ms. Lindenbaum’s beneficial ownership includes 50,000 shares underlying Series Z Warrants (all of which are offered hereby).

(19)	Mr. Loeb’s beneficial ownership includes 35,809 shares underlying Series B Preferred Stock and 125,000 shares underlying Series Z Warrants (all of which are offered hereby).

(20)	Mr. Nathan’s beneficial ownership includes 18,492 shares underlying Series B Preferred Stock and 41,665 shares underlying Series Z Warrants (all of which are offered hereby).

(21)	Mr. Richer’s beneficial ownership includes 5,552 shares underlying Series B Preferred Stock and 12,500 shares underlying Series Z Warrants (all of which are offered hereby).

(22)	Mr. Romney’s beneficial ownership includes 16,000 shares, 37,339 shares underlying Series B Preferred Stock and 85,335 shares underlying Series Z Warrants (83,335 of which are offered hereby).

(23)	Rooney & Associates Communications LLC Pension Plan’s beneficial ownership includes 37,319 shares underlying Series B Preferred Stock and 83,335 shares underlying Series Z Warrants (all of which are offered hereby).

(24)	S&S Borgardt Family Trust’s beneficial ownership includes 20,153 shares underlying Series B Preferred Stock and 45,000 shares underlying Series Z Warrants (all of which are offered hereby).

(25)	Mr. Hay Saar’s beneficial ownership includes 111,952 shares underlying Series B Preferred Stock and 250,000 shares underlying Series Z Warrants (all of which are offered hereby).

(26)	Mr. Sadove’s beneficial ownership includes 557,452 shares, 37,008 shares underlying Series B Preferred Stock and 83,335 shares underlying Series Z Warrants (all of which are offered hereby).

(27)	Mr. Schreier’s beneficial ownership includes 5,552 shares underlying Series B Preferred Stock and 12,500 shares underlying Series Z Warrants (all of which are offered hereby).

(28)	Mr. Schwartz’s beneficial ownership includes 8,948 shares underlying Series B Preferred Stock and 20,000 shares underlying Series Z Warrants (all of which are offered hereby).

(29)	The Ronald Shear Revocable Trust’s beneficial ownership includes 33,549 shares underlying Series B Preferred Stock and 75,000 shares underlying Series Z Warrants (all of which are offered hereby).

(30)	Mr. Spence’s beneficial ownership includes 13,943 shares and 43,570 shares underlying Series Z Warrants (41,670 of which are offered hereby).

(31)	Mr. Steele’s beneficial ownership includes 36,985 shares underlying Series B Preferred Stock and 83,335 shares underlying Series Z Warrants (all of which are offered hereby).

(32)	The Trust’s beneficial ownership includes 17,906 shares underlying Series B Preferred Stock and 62,500 shares underlying Series Z Warrants (all of which are offered hereby).

20

Debt Financing Selling Securityholders

	Beneficial Ownership Before	Shares	Beneficial Ownership
	Offering	Offered	After Offering
Selling Securityholder	Shares	Hereby	Shares	Percent
The Boomer Fund, L.P.(1)	1,198,000	266,000	932,000	2.6%
David Broser(2)	532,000	532,000	0	*
2003 Hochman Family LLC(3)	86,539	26,539	60,000	*
Hochman Family Partnership(4)	86,539	26,539	60,000	*
Carol Hochman(5)	53,270	13,270	40,000	*
Jason Hochman(6)	27,962	7,962	20,000	*
Nathaniel Hochman(7)	27,962	7,962	20,000	*
Richard & Carol Hochman(8)	139,808	39,808	100,000	*
Jeremy Mindich(2)	532,000	532,000	0	*
Matthew Sirovich(1)	3,197,127	1,207,640	3,188,870	8.7%

*	Less than 1%.

(1)	Mr. Sirovich’s beneficial ownership includes (i) 8,257 shares issued upon the exercise of Series S Warrants (all of which are offered hereby) held by him, (ii) 458,257 additional shares held by him,(iii) 458,257 shares underlying Series Z Warrants held by him, (iv) 1,414,904 shares held by The Sirovich Family Charitable Foundation, an entity controlled by Mr. Sirovich, and (v) 857,452 shares underlying Series Z Warrants held by The Sirovich Family Charitable Foundation. Although Mr. Sirovich also is offering for resale by this prospectus 1,199,383 shares underlying unexercised Series S Warrants, such shares are not included in his beneficial ownership as of the date hereof, because the Series S Warrants cannot be exercised to the extent Mr. Sirovich would beneficially own greater than 4.75% of our outstanding common stock following such exercise. The Boomer Fund, L.P. is controlled by Matthew Sirovich, as general partner. Accordingly, Mr. Sirovich may be deemed to beneficially own the shares of common stock and warrants held by such entity. The Boomer Fund, L.P.’s beneficial ownership includes 266,000 shares issued upon the exercise of Series S Warrants (all of which are offered hereby), 466,000 additional shares and 466,000 shares underlying Series Z Warrants.

(2)	The selling securityholders’ beneficial ownership consists entirely of shares issued upon the exercise of Series S Warrants (all of which are offered hereby).

(3)	The 2003 Hochman Family LLC is controlled by Richard Hochman, as a member. Accordingly, Mr. Hochman may be deemed to beneficially own the shares of common stock held by such entity. The 2003 Hochman Family LLC’s beneficial ownership includes 26,539 shares issued upon the exercise of Series S Warrants (all of which are offered hereby), 30,000 additional shares and 30,000 shares underlying Series Z Warrants.

(4)	The Hochman Family Partnership is controlled by Richard Hochman, as general partner. Accordingly, Mr. Hochman may be deemed to beneficially own the shares of common stock held by such entity. The Hochman Family Partnership’s beneficial ownership includes 26,539 shares issued upon the exercise of Series S Warrants (all of which are offered hereby), 30,000 additional shares and 30,000 shares underlying Series Z Warrants.

(5)	Ms. Hochman’s beneficial ownership includes 13,270 shares issued upon the exercise of Series S Warrants (all of which are offered hereby), 20,000 additional shares and 20,000 shares underlying Series Z Warrants.

(6)	Mr. Jason Hochman’s beneficial ownership includes 7,962 shares issued upon the exercise of Series S Warrants (all of which are offered hereby), 10,000 additional shares and 10,000 shares underlying Series Z Warrants.

(7)	Mr. Nathaniel Hochman’s beneficial ownership includes 7,962 shares issued upon the exercise of Series S Warrants (all of which are offered hereby), 10,000 additional shares and 10,000 shares underlying Series Z Warrants.

(8)	Richard & Carol Hochman’s beneficial ownership includes 39,808 shares issued upon the exercise of Series S Warrants (all of which are offered hereby), 50,000 additional shares and 50,000 shares underlying Series Z Warrants

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PLAN OF DISTRIBUTION

We are registering 10,401,504 shares of common stock issued or issuable upon exercise of UPOs, Series S Warrants, Series W Warrants and Series Z Warrants (including the Series Z Warrants underlying the UPOs) and 53,000 Series Z Warrants issuable upon exercise of the UPOs to permit the resale of those securities from time to time after the date of this prospectus by the selling securityholders. The term “selling securityholders,” as used herein, includes any pledgee, assignee or successor-in-interest to any selling securityholder listed herein selling such shares or interests in such shares received after the date of this prospectus from a selling securityholder as a pledge, gift, partnership distribution or other transfer.

The selling securityholders may, from time to time, sell, transfer or otherwise dispose of any or all of their securities or interests in such securities on any stock exchange, market or trading facility on which the securities are traded or in private transactions. The securities may be offered by the selling securityholders at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling securityholders may use any one or more of the following methods when disposing of the securities or interests therein:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	in the over the counter market;

●	block trades in which the broker-dealer will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution or other future transaction exchange-related transaction in accordance with the rules of the applicable exchange or exchange-related transaction;

●	privately negotiated transactions;

●	short sales;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	broker-dealers may agree with the selling securityholders to sell a specified number of such securities at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The selling securityholders may, from time to time, pledge or grant a security interest in some or all of the securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the pledged securities, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling securityholders to include the pledgee, transferee or other successors in interest as selling securityholders under this prospectus. The selling securityholders also may transfer the securities in other circumstances, in which case the pledgees, assignees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus; provided, however, that prior to any such transfer the following information (or such other information as may be required by the federal securities laws from time to time) with respect to each such selling beneficial owner must be added to the prospectus by way of a prospectus supplement or post-effective amendment, as appropriate: (1) the name of the beneficial owner; (2) any material relationship the beneficial owner has had within the past three years with us or any of our predecessors or affiliates; (3) the amount of securities owned by the beneficial owner before the offering; (4) the amount to be offered for the beneficial owner’s account; and (5) the amount and (if one percent or more) the percentage of securities to be owned by the beneficial owner after the offering is complete.

22

In connection with the sale of our securities or interests therein, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling securityholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge securities to broker-dealers that in turn may sell these securities. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling securityholders from the sale of the securities offered by them will be the purchase price of the securities less discounts or commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of securities to be made directly or through agents. We will not receive any of the proceeds from the sale or other disposition of the securities by the selling securityholders. However, we will receive up to approximately $13,481,987 in gross proceeds upon the cash exercise of the UPOs, Series S Warrants, Series W Warrants and Series Z Warrants covering certain of the securities offered for resale, and we will receive up to approximately $1,319,460 in gross proceeds upon the cash exercise of the publicly held Series W Warrants and Series Z Warrants.

The selling securityholders also may resell all or a portion of the securities in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The selling securityholders and any underwriters, broker-dealers or agents that participate in the sale of the securities or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the securities may be underwriting discounts and commissions under the Securities Act. Selling securityholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the securities to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the Registration Statement.

The maximum amount of compensation to be received by any FINRA member or independent broker-dealer for the sale of any securities registered under this prospectus will not be greater than 8.0% of the gross proceeds from the sale of such securities.

In order to comply with the securities laws of some states, if applicable, the securities may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, the securities may not be sold unless they have been registered or qualified for sale under the applicable state securities laws, or an exemption from registration or qualification requirements is available and is complied with, or registration or qualification is otherwise not required.

We have advised the selling securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the selling securityholders and their affiliates. The selling securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

We are also registering for initial issuance 7,868,039 shares of common stock underlying Series Z Warrants and 381,818 shares of common stock underlying Series W Warrants. Pursuant to the terms of the UPOs, Series S Warrants, Series W Warrants and Series Z Warrants, the securities to be issued upon exercise of such options and warrants will be distributed only to those warrant holders who duly provide notice of exercise and, unless exercised on a cashless basis, provide payment of the exercise price, all in accordance with the applicable agreement governing such options and warrants. The applicable option and warrant agreements are included or incorporated by reference as exhibits to the Registration Statement.

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LEGAL MATTERS

The legality of the common stock offered by this prospectus has been passed upon by Graubard Miller, New York, New York. Graubard Miller and its partners own warrants to purchase shares of our common stock, which represent, in the aggregate, beneficial ownership of less than 1% of our common stock.

EXPERTS

The consolidated financial statements of PAVmed Inc. and Subsidiary as of and for the years ended December 31, 2017 and 2016, which are incorporated in this prospectus by reference to the Annual Report on Form 10-K, as amended, for the year ended December 31, 2017, have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the Consolidated Financial Statements) of Citrin Cooperman & Company, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus incorporates by reference the documents listed below, all filings we make under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing date of the Registration Statement and prior to effectiveness of the Registration Statement, and all filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after effectiveness of the Registration Statement and prior to the sale of all of the securities offered hereby:

●	our annual report on Form 10-K for the fiscal year ended December 31, 2017 filed with the SEC on March 14, 2018 as amended by Amendment No. 1 to our annual report on Form 10-K/A filed on April 30, 2018;

●	our quarterly reports on Form 10-Q for the fiscal quarter ended March 31, 2018 filed with the SEC on May 21, 2018 and for the fiscal quarter ended June 30, 2018 filed with the SEC on August 13, 2018;

●	our current reports on Form 8-K filed with the SEC on January 19, 2018, January 23, 2018, January 25, 2018, February 12, 2018, February 16, 2018, March 9, 2018, April 5, 2018, April 16, 2018 (as amended on April 20, 2018), May 15, 2018, May 17, 2018, June 8, 2018, June 12, 2018 and June 27, 2018;

●	our proxy statement on Schedule 14A filed with the SEC on August 24, 2018; and

●	our registration statement on Form 8-A filed on January 28, 2016, registering our common stock and Series W Warrants under Section 12(b) of the Exchange Act, and our registration statement on Form 8-A filed on April 5, 2018, registering our Series Z Warrants under Section 12(b) of the Exchange Act.

Any statement contained in a document filed before the date of this prospectus and incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Any information that we file after the date of this prospectus with the SEC will automatically update and supersede the information contained in this prospectus. Notwithstanding the foregoing, we are not incorporating any document or portion thereof or information deemed to have been furnished and not filed in accordance with SEC rule.

We will provide you with a copy of any or all of the information that has been incorporated by reference in this prospectus, without charge, upon written or oral request directed to PAVmed Inc., One Grand Central Place, Suite 4600, New York, New York 10165, telephone number (212) 949-4319.

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PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The estimated expenses in connection with the sale of the securities being registered hereby, all of which will be borne by us, are as follows:

SEC registration fee	$2,577.86
Legal fees and expenses	$15,000.00
Accounting fees and expenses	$8,500.00
Miscellaneous	$1,000.00
Total	$27,077.86

Item 15.	Indemnification of Directors and Officers.

PAVmed’s certificate of incorporation and by-laws provide that all directors and officers shall be entitled to be indemnified by such company to the fullest extent permitted by law. The certificate of incorporation provides that PAVmed may indemnify to the fullest extent permitted by law all employees. PAVmed’s by-laws provide that, if authorized by the Board of Directors, it may indemnify any other person whom it has the power to indemnify under section 145 of the Delaware General Company Law. Section 145 of the Delaware General Company Law concerning indemnification of officers, directors, employees and agents is set forth below.

“Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

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(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer of the corporation at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e) Expenses (including attorneys’ fees) incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents of the corporation or by persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

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(i) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Paragraph B of Article Eight of PAVmed’s certificate of incorporation provides:

“The Company, to the full extent permitted by Section 145 of the GCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company as authorized hereby.”

Item 16.	Exhibits

A list of the exhibits required by Item 601 of Regulation S-K to be filed as part of this registration statement is set forth in the Exhibit Index on page II-7.

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Item 17.	Undertakings

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that:

Paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

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(ii)       Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, hereunto duly authorized, in New York, New York on October 5, 2018.

PAVMED INC.

By:	/s/ Lishan Aklog, M.D.
Name:	Lishan Aklog, M.D.
Title:	Chairman of the Board and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Lishan Aklog, M.D. and Dennis M. McGrath, and each of them, with full power to act without the other, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement, any and all amendments thereto (including post-effective amendments), any subsequent Registration Statements pursuant to Rule 462 of the Securities Act of 1933, and any amendments thereto and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures		Title	Date

By:	/s/ Lishan Aklog, M.D.	Chief Executive Officer and	October 5, 2018
	Lishan Aklog, M.D.	Chairman of the Board (Principal Executive Officer)

By:	/s/ Dennis M. McGrath	Chief Financial Officer	October 5, 2018
	Dennis M. McGrath	(Principal Financial Officer and Principal Accounting Officer)

By:	/s/ Michael J. Glennon	Vice Chairman and Director	October 5, 2018
Michael J. Glennon

By:	/s/ James L. Cox, M.D.	Director	October 5, 2018
James L. Cox, M.D.

By:	/s/ Ronald M. Sparks	Director	October 5, 2018
Ronald M. Sparks

By:	/s/ David Weild IV	Director	October 5, 2018
David Weild IV

By:	/s/ David S. Battleman, M.D.	Director	October 5, 2018
David S. Battleman, M.D.

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EXHIBIT INDEX

Exhibit No.	Description

4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.2 of the Registration Statement on Form S-1/A filed on September 29, 2015).

4.2	Specimen Series W Warrant Certificate (incorporated by reference to Exhibit 4.3 of the Registration Statement on Form S-1/A filed on September 29, 2015).

4.3	Form of Series W Warrant Agreement between the PAVmed Inc. and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.4 of the Registration Statement on Form S-1/A filed on September 29, 2015).

4.4	Specimen Series Z Warrant Certificate (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K filed on April 5, 2018).

4.5	Form of Amended and Restated Series Z Warrant Agreement between the PAVmed Inc. and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed on June 8, 2018).

4.6	Form of Unit Purchase Option.

4.7	Form of Series S Warrant (incorporated by reference to Exhibit 10.3 of the Current Report on Form 8-K filed on July 6, 2017)

5.1	Opinion of Graubard Miller (filed herewith).

23.1	Consent of Citrin Cooperman & Company, LLP (filed herewith).

23.2	Consent of Graubard Miller (included in its opinion filed as Exhibit 5.1).

24.1	Power of Attorney (set forth on signature page).

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